Exhibit 99.1

ANTHEM REPORTS FIRST QUARTER 2015 RESULTS

•	Net income was $3.09 per share, including net losses of $0.05 per share. Adjusted net income was $3.14 per share (refer to the GAAP reconciliation table on page 12).

•	Medical enrollment increased sequentially by over 1.0 million members, or 2.8 percent, totaling approximately 38.5 million members as of March 31, 2015.

•	Company now expects medical enrollment to grow by 700 – 900 thousand members for the full year 2015.

•	Full year 2015 GAAP net income is expected to be greater than $9.47 per share. Full year adjusted net income is expected to be greater than $9.90 per share (refer to the GAAP reconciliation table on page 12).

•	Second quarter 2015 dividend of $0.625 per share declared to shareholders.

Indianapolis, Ind. – April 29, 2015 – Anthem, Inc. (NYSE: ANTM) today announced that first quarter 2015 net income was $865.2 million, or $3.09 per share. These results included net losses of $0.05 per share. Net income in the first quarter of 2014 was $701.0 million, or $2.40 per share, which included net losses of $0.02 per share.

Excluding the items noted in each period, adjusted net income was $3.14 per share in the first quarter of 2015, an increase of 29.8 percent compared with adjusted net income of $2.42 per share in the prior year quarter (refer to page 12 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“We are pleased to report a solid start to 2015 and an increase in our earnings outlook for the full year. First quarter results reflect our growing membership base as we continue to focus on improving affordability for our members. We are encouraged with how our strategy is playing out and believe it positions us to capitalize on multiple growth opportunities across our businesses,” said Joseph Swedish, president and chief executive officer.

“First quarter results position us well for the remainder of 2015 and highlight another quarter of consistent execution. During the quarter, we continued our capital deployment strategy, closing the Simply Healthcare acquisition and returning $941 million to our shareholders through share repurchases and stockholder dividends,” said Wayne DeVeydt, executive vice president and chief financial officer.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 38.5 million members at March 31, 2015, an increase of approximately 1.0 million members, or 2.8 percent, from 37.5 million at December 31, 2014. Commercial & Specialty Business enrollment increased by 555,000 medical members as the Company experienced growth in the National, Individual, and Local Group markets. Enrollment also grew in the Medicaid, Federal Employee Program, and Medicare business by 429,000, 32,000, and 22,000, respectively.

Operating Revenue: Operating revenue was nearly $18.9 billion in the first quarter of 2015, an increase of approximately $1.2 billion, or 6.8 percent, compared with approximately $17.6 billion in the prior year quarter. The growth in revenue reflected premium increases to cover overall cost trends and increased fees associated with Health Care Reform, as well as higher enrollment in the Medicaid, Commercial self-funded and Individual businesses. These increases were partially offset by a decline in Local Group fully insured enrollment.

Benefit Expense Ratio: The benefit expense ratio was 80.2 percent in the first quarter of 2015, a decrease of 250 basis points from 82.7 percent in the prior year quarter. The decline was largely driven by an improvement in the Local and Individual businesses predominantly due to the timing of medical cost experience, improved medical cost performance in certain markets in the Medicaid business and the impact of an increase in the health insurer fee for 2015.

Medical claims reserves established at December 31, 2014, developed modestly better than the Company’s expectation during the first quarter of 2015.

Medical Cost Trend: For the full year 2015, the Company continues to expect that underlying Local Group medical cost trend will be in the range of 7.0% plus or minus 50 basis points.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 45.7 days as of March 31, 2015, an increase of 3.2 days from 42.5 days as of December 31, 2014. The increase was primarily due to higher reserves associated with new membership coming online throughout the quarter.

SG&A Expense Ratio: The SG&A expense ratio was 16.7 percent in the first quarter of 2015, an increase of 50 basis points from 16.2 percent in the first quarter of 2014. The increase was primarily driven by increased Health Care Reform fees for 2015 and higher administrative costs as a result of strong membership growth during the first quarter of 2015.

Operating Cash Flow: Operating cash flow for the first quarter 2015 was nearly $1.7 billion, or 1.9 times net income, which includes the timing of federal income tax payments as our first and second estimated payments in 2015 are scheduled to occur in the second quarter.

Share Repurchase Program: During the first quarter of 2015, the Company repurchased nearly 5.7 million shares of its common stock for $774 million, or a weighted-average price of $136.88. As of March 31, 2015, the Company had approximately $4.9 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the first quarter of 2015, the Company paid a quarterly dividend of $0.625 per share, representing a distribution of cash totaling $166.6 million.

On April 28, 2015, the Audit Committee declared a second quarter 2015 dividend to shareholders of $0.625 per share. On an annualized basis, this equates to a dividend of $2.50 per share. The second quarter dividend is payable on June 25, 2015, to shareholders of record at the close of business on June 10, 2015.

Investment Portfolio & Capital Position: During the first quarter of 2015, the Company recorded net realized gains on investments totaling $46.5 million, partially offset by other-than-temporary impairment losses totaling $14.0 million. During the first quarter of 2014, the Company recorded net realized gains of $41.7 million, partially offset by other-than-temporary impairment losses totaling $10.8 million.

As of March 31, 2015, the Company’s net unrealized gain position in the investment portfolio was $1,063.3 million, consisting of net unrealized gains on equity and fixed maturity securities totaling $586.1 million and $477.2 million, respectively. As of March 31, 2015, cash and investments at the parent company totaled approximately $2.8 billion.

Discontinued Operations: In late December 2013, the Company entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. The sales were completed on January 31, 2014. As a result, the current and prior period operating results of 1-800 CONTACTS have been classified as discontinued operations, net of the related tax effects.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended March 31
	2015	2014	Change
Operating Revenue
Commercial & Specialty Business	$9,366.9	$9,697.5	(3.4%	)
Government Business	9,480.1	7,941.3	19.4%
Other	4.4	6.0	(26.7%	)

Total Operating Revenue[1]	18,851.4	17,644.8	6.8%

Operating Gain / (Loss)
Commercial & Specialty Business	$1,267.0	$886.1	43.0%
Government Business	324.4	239.6	35.4%
Other	(12.1)	(7.0)	(72.9%	)

Total Operating Gain[1]	1,579.3	1,118.7	41.2%

Operating Margin
Commercial & Specialty Business	13.5%	9.1%	440 b	p
Government Business	3.4%	3.0%	40 b	p
Total Operating Margin[1]	8.4%	6.3%	210 b	p

(1)	Non-GAAP measures. See “Basis of Presentation” on page 6 herein.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled nearly $1,267.0 million in the first quarter of 2015, an increase of $380.9 million, or 43.0 percent, from $886.1 million in the first quarter of 2014. The increase is a result of a lower benefit expense ratio in the Local Group and Individual businesses due to the timing of medical cost experience and enrollment growth in the National, Individual and Local Group markets.

Government Business: Operating gain in the Government Business segment was $324.4 million in the first quarter of 2015, an increase of $84.8 million, or 35.4 percent, from $239.6 million in the first quarter of 2014. The increase was driven by improved results in the Medicaid business, as a result of enrollment increases and improved medical cost performance in certain markets.

Other: The Company reported an operating loss of $12.1 million in the Other segment for the first quarter of 2015, compared with an operating loss of $7.0 million in the prior year quarter.

OUTLOOK

Full Year 2015:

•	Net income is now expected to be greater than $9.47 per share, including greater than $0.43 per share of net unfavorable items. Excluding these items, adjusted net income is expected to be greater than $9.90 per share (refer to the GAAP reconciliation table on page 12).

•	Medical membership is now expected to be in the range of 38,200,000 – 38,400,000. Fully insured membership is expected to be in the range of 14,750,000 – 14,850,000 and self-funded membership is now expected to be in the range of 23,450,000 – 23,550,000.

•	Operating revenue is now expected to be approximately $78.5 billion.

•	Benefit expense ratio is now expected to be in the range of 82.9% plus or minus 30 basis points.

•	SG&A ratio is expected to be in the range of 16.1% plus or minus 30 basis points.

•	Operating cash flow is expected to be greater than $3.5 billion.

Basis of Presentation

1.	Operating revenue and operating gain, both non-GAAP measures, are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain, is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on investments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, loss on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management (refer to page 12 for the GAAP reconciliation tables).

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	In late December 2013, Anthem, Inc. entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. As a result, the Company reclassified the current and prior period results of 1-800 CONTACTS as discontinued operations, net of the related tax effects. The 1-800 CONTACTS subsidiary and related assets sale was completed on January 31, 2014.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:00 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

877-531-2988 (Domestic)	800-475-6701 (Domestic Replay)
612-332-0636 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 341162. The replay will be available from 11:00 a.m. EDT today, until the end of the day on May 13, 2015. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:
Investor Relations	Media
Doug Simpson, 317-488-6181	Kristin Binns, 917-697-7802
Douglas.simpson@anthem.com	Kristin.binns@anthem.com

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With nearly 71 million people served by its affiliated companies, including more than 38 million enrolled in its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	March 31, 2015	March 31, 2014	December 31, 2014	March 31, 2014		December 31, 2014
Customer Type
Local Group	15,219	15,198	15,137	0.1%		0.5%
National Accounts	7,361	7,266	7,155	1.3%		2.9%
BlueCard	5,444	5,209	5,279	4.5%		3.1%

Total National	12,805	12,475	12,434	2.6%		3.0%

Individual	1,895	1,850	1,793	2.4%		5.7%
Medicaid	5,622	4,499	5,193	25.0%		8.3%
Medicare	1,426	1,379	1,404	3.4%		1.6%
FEP	1,570	1,543	1,538	1.7%		2.1%

Total Medical Membership	38,537	36,944	37,499	4.3%		2.8%

Funding Arrangement
Self-Funded	23,597	22,630	22,800	4.3%		3.5%
Fully-Insured	14,940	14,314	14,699	4.4%		1.6%

Total Medical Membership	38,537	36,944	37,499	4.3%		2.8%

Reportable Segment
Commercial & Specialty Business	29,919	29,523	29,364	1.3%		1.9%
Government Business	8,618	7,421	8,135	16.1%		5.9%

Total Medical Membership	38,537	36,944	37,499	4.3%		2.8%

Other Membership & Customers
Life and Disability Membership	4,785	4,758	4,762	0.6%		0.5%
Dental Membership	5,161	4,966	4,995	3.9%		3.3%
Managed Dental Membership	5,303	4,849	4,918	9.4%		7.8%
Vision Membership	5,503	5,025	5,096	9.5%		8.0%
Medicare Advantage Part D Membership	599	653	690	(8.3%	)	(13.2%	)
Medicare Part D Stand-Alone Membership	374	469	467	(20.3%	)	(19.9%	)

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2015	2014	Change
Revenues
Premiums	$17,610.5	$16,517.0	6.6%
Administrative fees	1,227.1	1,118.3	9.7%
Other revenue	13.8	9.5	45.3%

Total operating revenue	18,851.4	17,644.8	6.8%
Net investment income	167.6	183.7	(8.8%	)
Net realized gains on investments	46.5	41.7	11.5%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(15.4)	(10.8)	(42.6%	)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	1.4	—	NM	(2)

Other-than-temporary impairment losses recognized in income	(14.0)	(10.8)	(29.6%	)

Total revenues	19,051.5	17,859.4	6.7%

Expenses
Benefit expense	14,126.9	13,664.6	3.4%
Selling, general and administrative expense
Selling expense	368.2	370.8	(0.7%	)
General and administrative expense	2,777.0	2,490.7	11.5%

Total selling, general and administrative expense	3,145.2	2,861.5	9.9%
Interest expense	154.4	146.2	5.6%
Loss on extinguishment of debt	3.4	3.0	13.3%
Amortization of other intangible assets	52.5	54.0	(2.8%	)

Total expenses	17,482.4	16,729.3	4.5%
Income from continuing operations before income tax expense	1,569.1	1,130.1	38.8%
Income tax expense	703.9	438.7	60.5%

Income from continuing operations	865.2	691.4	25.1%
Loss from discontinued operations, net of tax(1)	—	9.6	NM	(2)

Net income	$865.2	$701.0	23.4%

Net income per diluted share	$3.09	$2.40	28.8%

Diluted shares	280.4	292.6	(4.2%	)
Benefit expense as a percentage of premiums	80.2%	82.7%	(250) bp
Selling, general and administrative expense as a percentage of total operating revenue	16.7%	16.2%	50 bp
Income from continuing operations before income tax expense as a percentage of total revenues	8.2%	6.3%	190 bp

(1)	Results for 1-800 CONTACTS have been reclassified as discontinued operations under GAAP.
(2)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,397.0	$2,151.7
Investments available-for-sale, at fair value:
Fixed maturity securities	18,804.7	17,467.4
Equity securities	2,103.4	1,906.6
Other invested assets, current	25.4	20.2
Accrued investment income	173.8	161.4
Premium and self-funded receivables	4,964.6	4,825.5
Other receivables	2,549.7	2,117.0
Income taxes receivable	—	308.9
Securities lending collateral	2,023.6	1,515.2
Deferred tax assets, net	164.1	280.4
Other current assets	2,534.1	1,474.6

Total current assets	34,740.4	32,228.9

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	529.3	504.4
Equity securities	31.5	31.5
Other invested assets, long-term	1,718.4	1,695.9
Property and equipment, net	1,915.9	1,944.3
Goodwill	17,570.9	17,082.0
Other intangible assets	8,293.6	7,958.1
Other noncurrent assets	746.0	619.9

Total assets	$65,546.0	$62,065.0

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$7,177.1	$6,861.2
Reserves for future policy benefits	68.1	68.1
Other policyholder liabilities	2,782.5	2,626.5

Total policy liabilities	10,027.7	9,555.8
Unearned income	1,079.8	1,078.1
Accounts payable and accrued expenses	4,454.7	3,651.8
Income taxes payable	283.8	—
Security trades pending payable	189.3	66.2
Securities lending payable	2,023.4	1,515.3
Short-term borrowings	450.0	400.0
Current portion of long-term debt	625.0	625.0
Other current liabilities	2,171.7	1,861.2

Total current liabilities	21,305.4	18,753.4

Long-term debt, less current portion	14,764.4	14,127.2
Reserves for future policy benefits, noncurrent	684.8	671.3
Deferred tax liabilities, net	3,357.7	3,226.0
Other noncurrent liabilities	1,099.4	1,035.8

Total liabilities	41,211.7	37,813.7

Shareholders’ equity
Common stock	2.6	2.7
Additional paid-in capital	9,943.7	10,062.3
Retained earnings	14,150.1	14,014.4
Accumulated other comprehensive income	237.9	171.9

Total shareholders’ equity	24,334.3	24,251.3

Total liabilities and shareholders’ equity	$65,546.0	$62,065.0

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
(In millions)	2015	2014
Operating activities
Net income	$865.2	$701.0
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(46.5)	(41.7)
Other-than-temporary impairment losses recognized in income	14.0	10.8
Loss on extinguishment of debt	3.4	3.0
(Gain) on disposal of discontinued operations	—	(3.2)
Loss on disposal of assets	0.9	0.1
Deferred income taxes	70.6	85.2
Amortization, net of accretion	189.2	190.3
Depreciation expense	25.1	26.4
Impairment of property and equipment	—	2.1
Share-based compensation	27.1	38.8
Excess tax benefits from share-based compensation	(68.8)	(22.4)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(429.6)	(616.0)
Other invested assets	(10.1)	(14.6)
Other assets	(191.0)	(69.5)
Policy liabilities	382.9	545.6
Unearned income	(31.8)	250.0
Accounts payable and accrued expenses	(189.4)	(137.3)
Other liabilities	401.1	107.4
Income taxes	635.0	356.0
Other, net	3.2	(24.5)

Net cash provided by operating activities	1,650.5	1,387.5

Investing activities
Purchases of fixed maturity securities	(3,273.3)	(3,084.8)
Proceeds from sales and maturities of fixed maturity securities	2,335.4	2,345.5
Purchases of equity securities	(1,051.5)	(228.6)
Proceeds from sales of equity securities	575.5	30.3
Purchases of other invested assets	(48.1)	(35.4)
Proceeds from sales of other invested assets	15.0	25.6
Settlement of non-hedging derivatives	(32.0)	(46.2)
Changes in securities lending collateral	(508.0)	(354.9)
(Purchases)/Proceeds from the sale of subsidiary, net of cash acquired/sold	(635.8)	740.0
Net purchases of property and equipment	(88.8)	(135.7)
Other, net	—	(0.1)

Net cash used in investing activities	(2,711.6)	(744.3)

Financing activities
Net proceeds from commercial paper borrowings	638.8	379.4
Net proceeds from short-term borrowings	50.0	190.0
Repayments of long-term borrowings	(16.4)	(24.2)
Changes in securities lending payable	508.1	354.9
Changes in bank overdrafts	(105.9)	75.0
Net premiums paid on equity options	(0.1)	—
Repurchase and retirement of common stock	(774.1)	(1,262.8)
Cash dividends	(166.6)	(123.4)
Proceeds from issuance of common stock under employee stock plans	109.3	130.1
Excess tax benefits from share-based compensation	68.8	22.4

Net cash provided by/(used in) financing activities	311.9	(258.6)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(5.5)	(0.3)

Change in cash and cash equivalents	(754.7)	384.3
Cash and cash equivalents at beginning of year	2,151.7	1,586.9

Cash and cash equivalents at end of period	1,397.0	1,971.2

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income,” “Adjusted Net Income Per Share,” “Operating Revenue,” and “Operating Gain” which are non-GAAP measures in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the other non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended March 31
(In millions, except per share data)	2015	2014	Change
Net income	$865.2	$701.0	23.4%
Add / (Subtract) – net of related tax effects:
Net realized gains on investments	(30.2)	(27.1)
Other-than-temporary impairment losses on investments	9.1	7.0
Loss on extinguishment of debt	2.2	2.0
Amortization of other intangible assets	34.1	35.1
1-800 CONTACTS 2014 income	—	(9.6)

Net adjustment items	15.2	7.4

Adjusted net income	$880.4	$708.4	24.3%

Net income per diluted share	$3.09	$2.40	28.8%
Add / (Subtract) – net of related tax effects:
Net realized gains on investments	(0.11)	(0.09)
Other-than-temporary impairment losses on investments	0.03	0.02
Loss on extinguishment of debt	0.01	0.01
Amortization of other intangible assets	0.12	0.12
1-800 CONTACTS 2014 income	—	(0.03)
Rounding impact	—	(0.01)

Net adjustment items	0.05	0.02

Adjusted net income per diluted share	$3.14	$2.42	29.8%

Full Year 2015 Outlook
Net income per diluted share	Greater than $9.47
Add / (Subtract) – net of related tax effects:
Net realized gains on investments	($0.11)
Other-than-temporary impairment losses on investments	$0.03
Loss on extinguishment of debt	$0.01
Amortization of other intangible assets	Greater than $0.50

Net adjustment items	Greater than $0.43

Adjusted net income per diluted share	Greater than $9.90

	Three Months Ended March 31
(In millions)	2015	2014	Change
Reportable segments operating gain	$1,579.3	$1,118.7	41.2%
Net investment income	167.6	183.7
Net realized gains on investments	46.5	41.7
Other-than-temporary impairment losses recognized in income	(14.0)	(10.8)
Interest expense	(154.4)	(146.2)
Amortization of other intangible assets	(52.5)	(54.0)
Loss on extinguishment of debt	(3.4)	(3.0)

Income from continuing operations before income tax expense	$1,569.1	$1,130.1	38.8%

Anthem, Inc.

2014 Adjusted Net Income & Earnings Per Share Reconciliation – 2015 Basis1

(In millions, except per share data)	1Q 2014	2Q 2014	3Q 2014	4Q 2014	Full Year 2014
Net income	$701.0	$731.1	$630.9	$506.7	$2,569.7
Add / (Subtract) – net of related tax effects:
Net realized gains on investments	(27.1)	(42.8)	(16.7)	(28.5)	(115.1)
Other-than-temporary impairment losses on investments	7.0	7.1	9.0	8.8	31.9
Loss on extinguishment of debt	2.0	2.0	48.5	0.2	52.7
Amortization of other intangible assets	35.1	35.0	39.2	34.3	143.6
1-800 CONTACTS 2014 income	(9.6)	—	—	—	(9.6)

Net adjustment items	7.4	1.3	80.0	14.8	103.5

Adjusted net income	$708.4	$732.4	$710.9	$521.5	$2,673.2

Net income per diluted share	$2.40	$2.56	$2.22	$1.80	$8.99
Add / (Subtract) – net of related tax effects:
Net realized gains on investments	(0.09)	(0.15)	(0.06)	(0.10)	(0.40)
Other-than-temporary impairment losses on investments	0.02	0.02	0.03	0.03	0.11
Loss on extinguishment of debt	0.01	0.01	0.17	0.00	0.18
Amortization of other intangible assets	0.12	0.12	0.14	0.12	0.50
1-800 CONTACTS 2014 income	(0.03)	—	—	—	(0.03)
Rounding impact	(0.01)	—	—	0.01	—

Net adjustment items	0.02	0.00	0.28	0.06	0.36

Adjusted net income per diluted share	$2.42	$2.56	$2.50	$1.86	$9.35

(1)	Starting in 2015, the adjusted earnings per share calculation excludes the after-tax impact of the amortization of other intangible assets expense.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s),” “intend,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the U.S. Securities and Exchange Commission, or SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, or Health Care Reform; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in the federal and state health insurance exchanges under Health Care Reform, which have experienced and continue to experience challenges due to implementation of initial and phased-in provisions of Health Care Reform, and which entail uncertainties associated with the mix and volume of business, particularly in our Individual and Small Group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of investigations, inquiries, claims and litigation related to the cyber attack we reported in February 2015; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.